Filed Pursuant to Rule 424(b)(3)

File Number 333-158745; 333-150885

Supplement No. 4

(To prospectus dated May 1, 2009)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 4 supplements and amends the prospectus dated May 1, 2009, as supplemented and amended by prospectus supplement No. 1 dated May 15, 2009, prospectus supplement No. 2 dated August 14, 2009 and prospectus supplement No. 3 dated November 13, 2009 (the “Prospectus”).  This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On March 23, 2010, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on Form 8-K which included the attached information.

The date of this prospectus supplement is March 23, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2010

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-150885; 333-158745	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b)           Effective as of March 22, 2010, David M. Cohen resigned as a member of the Board of Directors of NCO Group, Inc. (referred to as “we,” “us” or “our”).  Under a Stockholder’s Agreement dated as of November 15, 2006 among us, One Equity Partners II, L.P. and certain of its affiliates (referred to collectively as “OEP”) and our other stockholders, OEP has the right to designate three directors as representatives of OEP.   Mr. Cohen was one of OEP’s designees on our Board and his resignation was related to his decision to leave OEP to pursue other opportunities.  OEP has not yet designated a replacement director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: March 23, 2010	By:	/s/ John R. Schwab
	Name:	John R. Schwab
	Title:	Executive Vice President, Finance and Chief Financial Officer